SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 11-K

                ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




[X]  Annual report pursuant to Section 15 (d) of the Securities
     Exchange Act of 1934 (No fee required)

     For the fiscal years ended December 31, 2000 and 1999


                                       OR


[ ] Transition report pursuant to SECTION 15 (d) of the Securities Exchange Act of 1934 (No fee required)

     For the transition period from __________ to ____________


                         Commission file number 33-59853


      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

      B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                          NORTHROP GRUMMAN CORPORATION
                             1840 Century Park East
                          Los Angeles, California 90067

                                   SIGNATURES




         Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                        NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN




                        /s/ Gary W. McKenzie
                        _____________________________________
Dated: June 28, 2001    By   Gary W. McKenzie
                             Vice President-Tax

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 1


FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Plan Benefits as of
   December 31, 2000 and 1999                                                2

  Statement of Changes in Net Assets Available for Plan Benefits for the
   Year Ended December 31, 2000                                              3

  Notes to Financial Statements                                             4-10


SUPPLEMENTAL SCHEDULE -

  Assets Held for Investment Purposes at December 31, 2000                 11-39

INDEPENDENT AUDITORS' REPORT


To the Administrative Committee of the
  Northrop Grumman Savings and Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Northrop Grumman Savings and Investment Plan (the "Plan") as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for plan benefits as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 2000, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.





/s/ Deloitte & Touche LLP
--------------------------

Los Angeles, California
June 27, 2001

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                               2000                  1999
ASSETS:
  Investments (Notes B, C, D, and E)                   $  3,988,957,330       $ 4,002,157,293
  Receivables:
    Participant contribution                                  3,639,865               352,316
    Employer contribution                                     1,370,709               178,265
    Due from broker for securities sold                      26,052,697             1,945,217
    Dividends and interest receivable                         4,894,710             4,233,263
                                                       ----------------       ---------------

           Total assets                                   4,024,915,311         4,008,866,354
                                                       ----------------       ---------------

LIABILITIES:
  Accrued expenses                                            3,282,800             3,554,439
  Due to broker for securities purchased                     59,459,797            20,388,536
                                                       ----------------       ---------------

           Total liabilities                                 62,742,597            23,942,975
                                                       ----------------       ---------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS                 $  3,962,172,714       $ 3,984,923,379
                                                       ================       ===============


See notes to financial statements.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME:
  Net depreciation in fair value of investments (Notes B, C, and D)               $    (35,106,079)
  Plan interest in Northrop Grumman Stable Value Master Trust investment income         55,987,708
    (Notes B, C, D, and E)
  Interest                                                                              20,514,858
  Dividends                                                                             52,073,059
                                                                                  ----------------

           Total investment income                                                      93,469,546

  Less investment expenses                                                               4,634,645
                                                                                  ----------------

           Net investment income                                                        88,834,901
                                                                                  ----------------

CONTRIBUTIONS:
  Participant                                                                          154,392,701
  Employer                                                                              56,575,057
                                                                                  ----------------

           Total contributions                                                         210,967,758
                                                                                  ----------------

           Total additions                                                             299,802,659
                                                                                  ----------------

DEDUCTIONS:
  Benefits paid to participants                                                        701,178,869
  Administrative expenses                                                                9,599,208
                                                                                  ----------------

           Total deductions                                                            710,778,077
                                                                                  ----------------

TRANSFER FROM OTHER PLANS (Note A)                                                     388,224,753
                                                                                  ----------------

NET DECREASE                                                                           (22,750,665)

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
  Beginning of year                                                                  3,984,923,379
                                                                                  ----------------

  End of year                                                                     $  3,962,172,714
                                                                                  ================


See notes to financial statements.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

A.   DESCRIPTION OF THE PLAN

      The following description of the Northrop Grumman Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

      General - The Northrop Grumman Savings and Investment Plan is a qualified profit-sharing and employee stock ownership plan sponsored by Northrop Grumman Corporation (the "Company"). It was established February 1, 1962, and restated effective January 1, 1998, covering all hourly and salaried employees who are at least 18 years old, citizens or residents of the United States of America, and are not covered under another plan. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

      On September 1, 1999, the Northrop Grumman Commercial Aircraft Division Salaried Savings and Investment Plan (the "Former Plan") was merged with the Plan and the Former Plan participants became eligible for participation in the Plan.

      On December 18, 1999, participants in the Employee Salary Deferral Plan of Logicon, Inc.; the Employees Profit Sharing Plan of Logicon, Inc.; the Employees Profit Sharing Plan of Logicon Eagle Technology, Inc.; the Logicon Syscon, Inc. Profit Sharing Plan; the INRI 401(k) and Profit Sharing Plan; and the INRI Money Purchase Plan (collectively, the "Logicon Plans"), became eligible for participation in the Plan. On July 28, 2000, the Logicon Plans were merged with the Plan.

      Contributions - Plan participants may contribute between 1 percent and 18 percent of eligible compensation in increments of 1 percent, on a tax-deferred (before-tax) basis, an after tax-basis, or a combination thereof. An active participant may change the percentage of his or her contributions. Contributions are subject to certain limitations.

      The Company's matching contributions are as follows:

        Employee Contribution                          Company Match

        First 2 percent of eligible compensation           100 %
        Next 2 percent of eligible compensation             50 %
        Next 4 percent of eligible compensation             25 %
        Contribution over 8 percent                          0 %

      Participant Accounts - A separate account is maintained for each participant. Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution, (b) Plan earnings, and (c) administrative expenses. Allocations are based on participant earnings on account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      Vesting - Plan participants are fully vested (100 percent) at all times in the balance of their accounts (both employee and employer contributions), none of which may be forfeited for any reason.

      Investment Options - Upon enrollment in the Plan, each participant may direct that his or her employee contributions and Company matching contributions, in 1 percent increments, be invested in any of the following eleven investment funds.

        U.S. Equity Fund - The U.S. Equity Fund consists predominantly of holdings in large- and medium-sized U.S. company stocks. The fund's objectives are capital appreciation over the long term, along with current income (dividends). The fund's stock investments are selected by independent professional investment managers appointed by the Plan's Investment Committee.

        U.S. Fixed Income Fund - The Fixed Income Fund consists of holdings in marketable, fixed-income securities rated within the three highest investment grades (i.e., A or better) assigned by Moody's Investor Services or Standard & Poor's Corporation, U.S. Treasury or federal agency obligations, or cash-equivalent instruments. The fund is broadly diversified and maintains an average maturity of 10 years. The securities are selected by independent professional investment managers appointed by the Plan's Investment Committee.

        Northrop Grumman Stable Value Master Trust - The Northrop Grumman Stable Value Master Trust (the "Master Trust," Note D) is diversified among U.S. government securities and obligations of government agencies, bonds, short-term investments, cash, and investment contracts issued by insurance companies and banks. The Master Trust is managed by an independent professional investment manager appointed by the Plan's Investment Committee.

        Northrop Grumman Fund - The Northrop Grumman Fund invests exclusively in Northrop Grumman Corporation common stock.

        Balanced Fund - The Balanced Fund is a fully diversified portfolio consisting of fixed portions of five of the savings plan funds (Stable Value Fund, U.S. Equity Fund, Fixed Income Fund, International Equity Fund, and Small Cap Fund). The fund seeks to exceed the return of the bond market and approach the return of the stock market, but with less risk than an investment only in stocks.

        International Equity Fund - The International Equity Fund consists of stocks of a diversified group of companies in developed countries outside the United States. The fund's objectives are capital appreciation over the long term, along with current income (dividends).

        Small Cap Fund - The Small Cap Fund consists of stocks of a diversified group of small-capitalization U.S. companies. The stocks purchased by the fund typically have a market capitalization similar to companies in the Russell 2001 Index, which are companies with an average market capitalization of $500 million. The fund's objective is capital appreciation over the long term, rather than current income (dividends).

        Equity Index Fund - The Equity Index Fund consists of a diversified portfolio of stocks, as defined by an established market index. These stocks are selected by independent professional investment managers appointed by the Plan's Investment Committee. This fund is designed to provide results that closely match those of the Standard & Poor's 500 Stock Index.

        High Yield Bond Fund - The High Yield Bond Fund consists of below-investment-grade securities (i.e., BBB or lower) assigned by Moody's Investor Services or Standard & Poor's Corporation. The fund seeks to exceed the return of the high-quality (investment grade) bond market.

        International Bond Fund - The International Bond Fund consists of non-U.S. dollar denominated debt instruments rated within the three highest investment grades (i.e., A or better) by Moody's Investor Services or Standard & Poor's Corporation. The fund's objective is to provide a higher level of income and capital appreciation than the domestic fixed income market.

        Emerging Market Fund - The Emerging Market Fund consists of a diversified portfolio of stocks issued by companies based in developing countries. The fund's objective is capital appreciation over the long term.

        Schwab Personal Choice Retirement Account - The Schwab Personal Choice Retirement Account consists of mutual funds from over 300 mutual fund companies.

      Participants may change their investment options daily.

      Contributions deposited into each investment fund buy a number of units in each fund. The value of each participant's account within each fund depends on two factors: (1) the number of units purchased to date, and (2) the current value of each unit. Unit values are updated daily prior to any plan transactions, including contributions, withdrawals, distributions, and transfers.

      Participant Notes Receivable - Participants may borrow from their fund accounts a minimum of $1,000, up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance reduced by the highest outstanding balance over the past 12 months. A participant may not have more than two outstanding loans at any given time. Loans will be prorated across all investment funds and are secured by the balance in the participant's account. The interest rate is fixed on the first business day of each month at the prime rate of the Plan's trustee plus 1 percent. Repayments are made from payroll deductions (for active employees) or personal check (for former employees or employees on a leave of absence). The maximum loan period is five years, or ten years for a loan used to acquire a dwelling that is to be the principal residence of the participant. Loans may be prepaid in full; partial prepayments are not permitted.

      Payment of Benefits - On termination of service due to death, disability, or retirement, a participant may receive a lump-sum payment of his or her account balance. A participant may also delay his or her lump-sum payment until the age of 70 1/2, if the account balance exceeds $5,000.

      Distribution from the Northrop Grumman Fund will be paid in cash, stock, or a combination of both, depending on the participant's election.

      Withdrawals - A participant may withdraw all or a portion of his or her after-tax contributions (plus earnings) at any time. In addition, a participant may withdraw all or a portion of his or her Company matching contribution (plus earnings) at any time. A participant may withdraw all or a portion of his or her before-tax contributions for any reason after reaching age 59 1/2, or prior to reaching age 59 1/2 in the case of hardship (as described in the Plan document).

B.    SUMMARY OF ACCOUNTING POLICIES

      Basis of Accounting - The financial statements of the Plan are prepared under the accrual basis of accounting.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

      Investment Valuation and Income Recognition - In the accompanying statement of net assets available for plan benefits as of December 31, 2000, the Plan's investments are stated at fair value, except for the investments in insurance and investment contracts included in the Master Trust, which are stated at contract value (see Note E). Quoted market prices are used to determine the fair value of the investments. Notes receivable from participants are valued at cost, which approximates fair value.

      Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      Broker commissions, transfer taxes, and other charges and expenses incurred in connection with the purchase, sale, or other disposition of securities or other investments held by the Master Trust are added to the cost of such securities or other investments, or are deducted from the proceeds of the sale or other disposition thereof, as appropriate. Taxes (if any) on the assets of the funds, or on any gain resulting from the sale or other disposition of such assets, or on the earnings of the funds, are apportioned in such a manner as the trustee deems equitable among the participants and former participants (if any) whose interests in the Plan are affected, and the share of such taxes apportioned to each such person is charged against his or her account in the Plan.

      Payment of Benefits - Benefits are recorded when paid. As of December 31, 2000 and 1999, benefits payable in cash to participants were $104,046 and $111,924, respectively.

      New Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivatives, including those embedded in other contracts, be recognized as either assets or liabilities and that those financial instruments be measured at fair value. The Plan is required to adopt SFAS No. 133, as amended, for the plan year 2001. The Plan administrator has not yet quantified the impact of adopting SFAS No. 133, as amended, on the Plan's 2001 financial statements.

C.    INVESTMENTS

      The following presents investments that represent 5 percent or more of the Plan's net assets, as of December 31, 2000 and 1999:

                                                                          2000                1999
       Northrop Grumman Corporation common stock, 4,078,898       $ 338,548,534         $ 257,038,643
         and 4,754,472 shares, respectively

       Plan Interest in the Northrop Grumman                        873,708,082           950,455,786
         Stable Value Master Trust

       Charles Schwab Personal Choice Retirement Account            291,083,607                    -

      During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $20,881,629 as follows:

          Common stock                                            $  15,998,945
          Debt obligations                                           11,878,508
          Mutual funds                                              (62,983,532)
                                                                  -------------

          Net depreciation in fair value of investments             (35,106,079)
          Plan interest in Northrop Grumman Stable Value
            Master Trust investment income                           55,987,708
                                                                  -------------

                                                                   $ 20,881,629
                                                                   ============

D.    INTEREST IN NORTHROP GRUMMAN STABLE VALUE MASTER TRUST

      A portion of the Plan's investments is in the Master Trust, which was established for the investment of the assets of the Plan and two other Northrop Grumman Corporation sponsored savings plans. Each participating savings plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Primco Capital Management. At December 31, 2000 and 1999, the Plan's interest in the net assets of the Master Trust were approximately 68 percent and 67 percent, respectively. Investment income and administrative expenses relating to the Master Trust are allocated among the participating plans based upon average monthly balances invested by each plan.

      Investments held in the Master Trust as of December 31, 2000 and 1999 were as follows (in thousands):

                                                                                2000              1999
          Guaranteed and Synthetic Investment Contracts (at contract
            value)                                                       $ 1,275,250       $ 1,379,667
          Northrop Retirement Savings Temporary Investment Fund               14,627            33,264
                                                                         -----------       -----------

          Total                                                          $ 1,289,877       $ 1,412,931
                                                                         ===========       ===========

      Investment income of the Master Trust totaled $84,005,912 for the year ended December 31, 2000.

E.    INVESTMENT CONTRACTS WITH INSURANCE COMPANIES

      All investment contracts held by the Master Trust are considered to be fully benefit responsive and, therefore, are reported at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less withdrawals and administrative expenses.

      The Master Trust holds wrapper contracts in order to manage the market risk and return of certain securities held by the Master Trust. The wrapper contracts generally modify the investment characteristics of certain underlying securities similar to those of guaranteed investment contracts. Each wrapper contract and its related underlying assets are referred to as a Synthetic Investment Contract ("SIC") and are recorded at contract value. The SICs held by the Master Trust had a contract value totaling $1,264,054,000 and $1,324,045,000 at December 31, 2000 and 1999,
      respectively. The fair value of the underlying assets related to the wrapper contracts totaled $1,292,226,000 and $1,306,787,000 as of December 31, 2000 and 1999, respectively.

      The fair value of the non-synthetic guaranteed investment contracts totaled $10,987,000 and $57,491,000 at December 31, 2000 and 1999,
      respectively.

      The following information is disclosed for the investment contracts within the Master Trust as of December 31, 2000 and 1999:

                                                                     2000         1999
        Average yield of assets on December 31                         6.64 %       6.25 %
        Average crediting interest rate of assets at December 31       6.64 %       6.25 %
        Average duration                                           3.20 years   2.77 years

F.    TRANSACTIONS WITH PARTIES-IN-INTEREST

      In Plan management's opinion, fees paid during the year for services rendered by parties-in-interest were based upon customary and reasonable rates for such services.

G.    PLAN TERMINATION

      Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, the interests of all participants in their accounts are 100 percent vested and nonforfeitable.

H.    INCOME TAXES

      The Internal Revenue Service has determined and informed the Company by letter dated April 25, 2000, that the Plan, as amended, and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the "IRC"). The plan administrator and the Plan's counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC.

I.    DESCRIPTION OF PLAN MERGERS

      Effective September 1, 1999, plan assets of $248,055,395 of the Former Plan were merged into the Plan. The transferred net assets have been recognized in the accounts of the Plan at their balances as previously carried in the accounts of the Former Plan.

      Effective July 28, 2000, plan assets of $388,224,753 of the Logicon Plans were merged into the Plan. The transferred net assets have been recognized in the accounts of the Plan at their balances as previously carried in the accounts of the Logicon Plans.

J.    SUBSEQUENT EVENTS

      On February 23, 2001, the Northrop Grumman Naval Systems Division - Cleveland Facility Salaried Employees 401(k) Savings Plan and Northrop Grumman Naval Systems Division - Cleveland Facility Hourly Employees 401(k) Savings Plan (collectively, the "Naval Plans") were merged with the Plan and the Naval Plans participants became eligible for participation in the Plan.

      On April 12, 2001, the Northrop Grumman Electronic Sensors and Systems Sector Savings and Investment Plan (the "ESSS Plan") was merged with the Plan and the ESSS Plan participants became eligible for participation in the Plan.

      On June 16, 2001, participants in the Data Procurement Corporation, Inc. 401(k) Retirement Plan became eligible for participation in the Plan.

      On June 22, 2001, the Employees' Profit Sharing Plan of Logicon Geodynamics, Inc. (the "Geodynamics Plan") was merged with the Plan and Geodynamics Plan participants became eligible for participation in the Plan.


SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
(a)                (b)                                           (c)                                (d)                 (e)
       Identity of Issuer, Borrower,
          Lessor or Similar Party                      Description of Investment                    Cost            Current Value
  *    Northrop Grumman Corporation         Participation in the Northrop Grumman              $   797,246,147     $   873,708,082
                                              Stable Value Master Trust
  *    Northrop Grumman Corporation         Common Stock                                           111,798,080         338,548,534
       Charles Schwab                       Personal Choice Retirement Account                     291,083,607         291,083,607
  *    State Street Bank & Trust Co         Short Term Investment Fund                             105,794,999         105,794,999
       S&P 500 Flagship Series A            Flagship S&P 500 Index Fund                             87,984,464          86,314,206
  *    Northrop Grumman Corporation         Participant Loans                                       51,565,112          51,565,112
       SSGA CME9                            Bond Market Index Fund Series A                         47,983,255          50,231,126
       Dresdner Rcm Midcap Fd               Midcap Fund Class 1                                     61,662,526          42,772,513
       Citigroup Inc                        Common Stock                                            28,211,543          42,753,763
       Barclays Global Invs Fds Inc         S&P 500 Stock Fund                                      45,129,416          42,056,706
       Capital Guardian Tr Co               Small Cap Daily Fund                                    41,603,412          40,840,389
       JP Morgan Smart Index Fund           Common Stock                                            43,628,848          38,243,801
       Pfizer Inc                           Common Stock                                            16,789,454          37,316,350
       General Elec Co                      Common Stock                                            18,643,131          32,942,650
       Sit Mut Fds Inc                      International Growth Fund                               39,672,690          30,134,994
       Exxon Mobil Corp                     Common Stock                                            21,941,428          27,762,882
       PIC Small Cap Inv Fund Debt          Common Stock                                            20,939,668          27,444,463
       Capital Guardian Non US              Developed Market Equity                                 27,182,008          27,261,477
       American Intl Group Inc              Common Stock                                            14,338,824          26,221,272
       Foreign Discover                     Rowe T Price Trust Fund                                 22,390,289          22,643,601
       Cisco Sys Inc                        Common Stock                                            13,190,152          22,284,450
       Schroder Intl Equity Fund            Common Stock                                            17,189,203          18,678,493
       Merck & CO Inc                       Common Stock                                            12,759,646          17,620,225
       Viacom Inc                           Class B                                                 14,139,555          17,002,835
       SBA Communications Inc               Common Stock                                            15,941,112          16,908,275
       Federal Natl Mtg Assn                Common Stock                                            11,249,379          16,135,500
       Tyco Intl Ltd New                    Common Stock                                             7,713,490          15,939,600
       Home Depot Inc                       Common Stock                                             9,886,016          15,730,206
       Pharmacia Corp                       Common Stock                                            13,361,389          15,331,008
       Johnson & Johnson                    Common Stock                                            12,502,699          15,192,038
       Bank Amer Corp                       Common Stock                                            15,362,724          15,159,944
       Amgen Inc                            Common Stock                                             7,335,020          14,788,744
       Qwest Communications Intl Inc        Common Stock                                            14,848,787          14,457,010
       Wal Mart Stores Inc                  Common Stock                                             9,584,678          14,104,688
       Philip Morris Cos Inc                Common Stock                                             9,156,840          13,653,200


                                                                            -11-



       Lilly Eli & Co                       Common Stock                                           $ 9,823,102        $ 12,851,931
       Microsoft Corp                       Common Stock                                            15,149,887          12,669,838
       Bank One Corp                        Common Stock                                            12,288,876          12,661,263
       Alcoa Inc                            Common Stock                                             9,814,299          12,445,250
       Procter & Gamble Co                  Common Stock                                             9,479,418          12,314,688
       AT&T Corp                            Com Liberty Media Grp Class A                           11,698,227          11,971,619
       American Express Co                  Common Stock                                            11,132,014          11,855,513
       EMC Corp Mass                        Common Stock                                             5,889,461          11,843,650
       Verizon Communications               Common Stock                                            11,315,749          11,556,319
       American Home Products Corp          Common Stock                                             9,629,981          11,464,420
       International Business Machs         Common Stock                                            11,036,623          11,347,500
       Time Warner Inc                      Common Stock                                             9,443,816          11,341,304
       Merrill Lynch & Co Inc               Common Stock                                             6,826,348          11,257,756
       USA Ed Inc                           Common Stock                                             4,777,602          11,131,600
       Texas Instrs Inc                     Common Stock                                             9,043,742          11,107,069
       Schering Plough Corp                 Common Stock                                             9,834,624          10,890,325
       Schlumberger Ltd                     Common Stock                                             8,561,343          10,767,581
       Medtronic Inc                        Common Stock                                               866,250          10,626,000
       Hewlett Packard Co                   Common Stock                                            12,333,980          10,311,469
       Nike Inc                             Class B                                                  8,409,430          10,152,294
       Applied Materials Inc                Common Stock                                             6,580,427          10,016,581
       Intel Corp                           Common Stock                                             8,128,690           9,831,250
       Chevron Corp                         Common Stock                                             9,673,241           9,659,650
       Anheuser Busch Cos Inc               Common Stock                                             6,791,367           9,550,450
       Alltrista Corp                       Common Stock                                             6,340,767           8,596,200
       Genentech Inc                        Common Stock                                             4,426,791           8,516,750
       Enron Corp                           Common Stock                                             4,328,942           8,196,125
       Washington Fed Inc                   Common Stock                                             4,786,171           8,166,319
       Household Intl Inc                   Common Stock                                             5,510,123           8,123,500
       Texaco Inc                           Common Stock                                             6,696,954           8,076,250
       Lowes Cos Inc                        USD0.50                                                  5,400,599           8,023,350
       Kimberly Clark Corp                  Common Stock                                             5,427,246           8,004,370
       America Online Inc Del               Common Stock                                            12,830,323           7,746,480
       Abbott Labs                          Common Stock                                             6,234,608           7,682,188
       FHLMC  TBA Dec 30 Gold Single        7.5%   01 Dec 2099                                       7,397,690           7,525,090
       Baker Hughes Inc                     Common Stock                                             3,946,034           7,465,456
       Kohls Corp                           Common Stock                                             1,777,673           7,252,900

                                                                            -12-


       Kellogg Co                           Common Stock                                           $ 8,510,166         $ 7,168,875
       Goldman Sachs Group Inc              Common Stock                                             5,873,357           7,122,038
       Teradyne Inc                         Common Stock                                             5,080,112           7,114,750
       United Technologies Corp             Common Stock                                             4,059,774           6,997,625
       XL Capital Ltd                       Shs A                                                    2,862,509           6,990,000
       United States Treasury Bonds         7.875%   15 Feb 2021                                     6,793,381           6,983,480
       Conoco Inc                           Common Stock                                             5,261,337           6,872,714
       Illinois Tool Wks Inc                Common Stock                                             5,587,529           6,813,950
       US Bancorp Del                       Common Stock                                             5,486,815           6,736,475
       Forest Labs Inc                      Common Stock                                             3,370,474           6,643,750
       Sun Microsystems Inc                 Common Stock                                             6,168,082           6,625,888
       Bristol Myers Squibb Co              Common Stock                                             5,845,123           6,506,500
       United States Treasury Notes         6%   15 Aug 2009                                         6,195,725           6,437,531
       Agilent Technologies Inc             Common Stock                                             6,157,528           6,289,133
       Union Pac Corp                       Common Stock                                             5,551,965           6,262,550
       J P Morgan Chase & Co                Common Stock                                             5,027,407           6,219,122
       Morgan Stanley Dean Witter           Common Stock                                             4,069,915           6,216,370
       Colgate Palmolive Co                 Common Stock                                             2,742,681           6,183,890
       Applera Corp Allied Biosys           Common Stock                                             3,441,057           6,132,875
       Unocal Corp                          Common Stock                                             5,122,045           6,097,150
       Nextel Communications Inc            Class A                                                 10,697,101           6,095,925
       Compaq Computer Corp                 Common Stock                                            10,500,616           6,013,980
       Pepsico Inc                          Common Stock                                             5,426,165           5,967,325
       Ford Mtr Co Del                      Com Par USD0.01                                          5,207,749           5,916,586
       Target Corp                          Common Stock                                             5,875,494           5,888,850
       Dell Computer Corp                   Common Stock                                             9,587,290           5,818,894
       United States Treasury Notes         6.125%   15 Aug 2007                                     5,593,061           5,722,892
       Williams COS Inc                     Common Stock                                             4,452,285           5,635,181
       Campbell Soup Co                     Common Stock                                             5,749,853           5,591,938
       Motorola Inc                         Common Stock                                             8,278,499           5,564,700
       Bank New York Inc                    Common Stock                                             4,168,849           5,424,931
       Applied Micro Circuits Corp          Common Stock                                             3,499,715           5,418,384
       Coca Cola Co                         Common Stock                                             4,808,061           5,265,000
       Univision Communications             Class A                                                  4,592,207           5,240,000
       Keycorp New                          Common Stock                                             4,866,615           5,210,800
       Lockheed Martin Corp                 Common Stock                                             4,104,618           5,177,375
       Costco Whsl Corp New                 Common Stock                                             4,377,758           5,155,931

                                                                            -13-

       Pimco Funds                          High Yield Fund Instl Cl                               $ 5,212,734         $ 5,022,370
       Capital Guardian                     Emerging Market Equity                                   5,388,189           5,004,088
       Worldcom Inc                         Common Stock                                            11,886,169           4,989,670
       FNMA Pool    535095                  8%   01 Dec 2014                                         4,948,758           4,954,059
       McDonalds Corp                       Common Stock                                             5,239,768           4,950,400
       Oracle Corp                          Common Stock                                             4,456,466           4,917,375
       Guidant Corp                         Common Stock                                             3,280,815           4,859,769
       First Union Corp                     Common Stock                                             6,716,341           4,789,313
       General Mtrs Corp                    Common Stock                                             5,901,543           4,783,846
       Omnicom Group                        Common Stock                                             2,148,933           4,765,313
       United States Treasury Notes         5.75%   15 Aug 2010                                      4,653,835           4,700,145
       AT&T Corp                            Common Stock                                            10,676,259           4,614,647
       Arrow Electrs Inc                    Common Stock                                             3,558,956           4,508,438
       GNMA Pool  780191                    7.5%   15 Jul 2025                                       4,465,873           4,482,738
       Wells Fargo & Co New                 Common Stock                                             3,208,041           4,471,706
       Astrazeneca Plc                      Sponsored Adr                                            2,728,397           4,463,299
       General Mls Inc                      Common Stock                                             3,445,765           4,442,881
       Clear Channel Communications         Common Stock                                             5,583,104           4,359,375
       Corning Inc                          Common Stock                                             5,599,179           4,314,781
       AES Corp                             Common Stock                                             1,535,620           4,291,563
       Baxter Intl Inc                      Common Stock                                             2,265,729           4,221,338
       Tiffany & Co New                     Common Stock                                             3,961,563           4,202,963
       Checkfree Corp New                   Common Stock                                             4,356,286           4,202,900
       Eaton Corp                           Common Stock                                             3,772,416           4,045,088
       Veritas Software Corp                Common Stock                                             4,817,885           3,994,348
       Becton Dickinson & Co                Common Stock                                             3,331,122           3,957,638
       GNMA Pool  781176                    7%   15 Dec 2028                                         3,661,514           3,872,342
       VF Corp                              Common Stock                                             3,245,493           3,859,560
       Halliburton Co                       Common Stock                                             3,630,334           3,831,625
       Cablevision Sys Corp                 Class A                                                  2,200,477           3,796,706
       Parker Hannifin Corp                 Common Stock                                             2,992,404           3,750,625
       JDS Uniphase Corp                    Common Stock                                             6,836,356           3,739,369
       May Dept Stores Co                   Common Stock                                             3,601,236           3,736,775
       Bell South Corp                      Common Stock                                             4,040,654           3,647,531
       DLG Mtg Accep Corp                   6.75%   19 Jun 2028                                      3,705,351           3,643,379
       KLA Tencor Corp                      Common Stock                                             2,244,227           3,634,881
       International Paper Co               Common Stock                                             3,422,536           3,620,069

                                                                            -14-


       CNF Inc                              Common Stock                                           $ 3,730,164         $ 3,560,456
       FNMA Pool    323819                  7.5%   01 Jun 2029                                       3,523,225           3,535,706
       General Dynamics Corp                Common Stock                                             2,603,819           3,510,000
       Hartford Financial Svcs Group        Common Stock                                             2,082,718           3,488,875
       Dow Chem Co                          Common Stock                                             3,214,438           3,351,188
       Clorox Co                            Common Stock                                             3,995,392           3,337,000
       Fedex Corp                           Common Stock                                             3,682,083           3,332,664
       Ingersoll Rand Co                    Common Stock                                             3,078,303           3,308,125
       American Std Cos Inc Del             Common Stock                                             2,533,005           3,289,144
       Gillette Co                          Common Stock                                             3,516,707           3,211,513
       Peoplessoft Inc                      Common Stock                                             1,776,341           3,209,281
       Ambac Finl Group Inc                 Common Stock                                             1,872,470           3,207,188
       Heinz H J Co                         Common Stock                                             2,721,843           3,206,775
       Minnesota Mng & Mfg Co               Common Stock                                             2,999,247           3,205,300
       FNMA TBA Jan 30 Single Fam           7%   01 Dec 2099                                         3,105,963           3,144,898
       Analog Devices Inc                   Common Stock                                             2,198,045           3,132,675
       Lincoln Natl Corp In                 Common Stock                                             2,831,697           3,127,356
       Golden West Finl Corp Del            Common Stock                                             2,842,687           3,105,000
       Wisconsin Energy Corp                Common Stock                                             3,234,411           3,082,038
       First Data Corp                      Common Stock                                             1,821,462           3,076,950
       Comcast Corp                         Class A                                                  2,764,772           3,068,625
       Emerson Elec Co                      Common Stock                                             2,342,206           3,065,806
       Sepracor Inc                         Common Stock                                             2,938,319           3,028,725
       Merita Bk Ltd                        7.15%   29 Dec 2049                                      2,999,640           3,004,410
       Avnet Inc                            Common Stock                                             3,517,668           2,995,853
       Boeing Co                            Common Stock                                             1,655,443           2,989,800
       Flextronics International            Common Stock                                             2,921,742           2,983,950
       Quintiles Transnational Corp         Common Stock                                             3,437,134           2,979,406
       Allergan Inc                         Common Stock                                             2,718,480           2,972,144
       Dover Corp                           Common Stock                                             2,087,401           2,965,119
       Providian Finl Corp                  Common Stock                                             2,326,911           2,932,500
       Avon Prods Inc                       Common Stock                                             2,436,693           2,872,500
       Federal Natl Mtg Assn                7.25%   15 Jan 2010                                      2,675,402           2,866,882
       United States Treasury Notes         5.25%   15 May 2004                                      2,821,055           2,859,804
       TXU Corp                             Common Stock                                             2,551,065           2,858,156
       Safeway Inc                          Common Stock                                             2,271,302           2,856,250
       Brocade Communications Sys Inc       Common Stock                                             2,716,742           2,846,188

                                                                            -15-


       United States Treasury Bd Strp Prn   0.01%   15 Nov 2004                                    $ 2,716,730         $ 2,842,132
       Berkshire Hathaway Inc Del           Class A                                                  1,843,460           2,769,000
       Fleetboston Finl Corp                Common Stock                                             2,445,021           2,749,575
       Cinergy Corp                         Common Stock                                             1,864,049           2,729,213
       Entergy Corp                         Common Stock                                             1,919,421           2,716,463
       Transocean Sedco Forex Inc           Common Stock                                             2,450,482           2,686,400
       Federal Natl Mtg Assn                6.625%   15 Oct 2007                                     2,550,687           2,676,808
       Grainger WW Inc                      Common Stock                                             2,948,582           2,657,200
       General Mtrs Corp                    Common Stock                                             3,717,606           2,631,200
       Capital One Finl Corp                Common Stock                                             2,030,554           2,625,919
       Caterpillar Inc                      Common Stock                                             2,250,318           2,616,381
       Fed Hm Ln PC  C41473                 7.5%   01 Aug 2030                                       2,552,412           2,609,429
       FFTW Fds Inc                         Intl Hedged Portfolio                                    2,921,176           2,599,516
       Wells Fargo Bk N A San Francisco     7.8%   15 Jun 2010                                       2,475,000           2,585,014
       Countrywide Cr Inds Inc              Common Stock                                             1,569,628           2,577,825
       Palm Inc                             Common Stock                                             3,608,892           2,542,463
       HCA Healthcare Co                    Common Stock                                             1,893,937           2,521,773
       PNC Finl Svcs Group Inc              Common Stock                                             1,635,638           2,513,350
       Sony Corp                            Common Stock                                             1,554,485           2,511,000
       United States Treasury Notes         6.75%   15 May 2005                                      2,408,750           2,503,479
       Cigna Corp                           Common Stock                                             1,450,707           2,500,470
       Federal Home Ln Mtg Corp             Common Stock                                             1,832,659           2,493,275
       Solectron Corp                       Common Stock                                             1,301,887           2,474,700
       Eastman Kodak Co                     Common Stock                                             2,921,489           2,425,500
       PMI Group Inc                        Common Stock                                             1,529,704           2,382,600
       Conagra Inc                          Common Stock                                             1,816,791           2,379,000
       United States Treasury Bonds         6.625%   15 Feb 2027                                     2,243,943           2,375,755
       Air Products & Chemicals Inc         Common Stock                                             2,036,614           2,369,800
       PMC Sierra Inc                       Common Stock                                             3,245,569           2,366,613
       Packaging Corp Amer                  Common Stock                                             1,672,384           2,365,538
       Phillips Pete Co                     Common Stock                                             2,267,487           2,331,875
       Interpublic Group Cos Inc            Common Stock                                               778,938           2,319,656
       Germany Federal Rep OF               5%   19 Aug 2005                                         2,152,862           2,295,523
       LB UBS Coml Mtg TR                   6.51%   15 Nov 2010                                      2,260,107           2,260,107
       Rohm & Haas Co                       Common Stock                                             2,151,420           2,258,638
       Black & Decker Corp                  Common Stock                                             2,162,614           2,252,950
       Nisource Inc                         Common Stock                                             1,503,724           2,250,900

                                                                            -16-


       Genuine Parts Co                     Common Stock                                           $ 1,781,743         $ 2,225,938
       Tenet Healthcare Corp                Common Stock                                             1,169,354           2,212,988
       Indymac Bancorp Inc                  Common Stock                                             1,928,889           2,212,500
       Royal Dutch Pete Co                  Common Stock                                             1,956,823           2,204,475
       Fed Hm Ln PC  G01135                 8%   01 Sep 2030                                         2,132,105           2,166,494
       Carnival Corp                        Common Stock                                             1,954,694           2,138,388
       NCR Corp New                         Common Stock                                             1,986,053           2,122,200
       Hasbro Inc                           Common Stock                                             3,384,437           2,119,688
       Amerada Hess Corp                    Common Stock                                             1,764,034           2,118,813
       Rational Software Corp               Common Stock                                             2,048,716           2,118,200
       Medimmune Inc                        Common Stock                                             2,404,071           2,112,556
       Deere & Co                           Common Stock                                             2,009,971           2,100,503
       Delphi Automotive Sys Corp           Common Stock                                             2,938,562           2,091,375
       Walgreen Co                          Common Stock                                             2,074,245           2,090,625
       GNMA I TBA Jan 30 Single Fam         8%   15 Dec 2099                                         2,046,250           2,052,500
       Tennessee Gas Pipeline Co            7%   15 Oct 2028                                         1,946,252           2,049,938
       Raytheon Co                          Class B                                                  1,655,502           2,034,594
       Kennametal Inc                       Common Stock                                             2,293,639           2,032,925
       FHLMC  TBA Jan 30 Gold Single        7.5%   01 Dec 2099                                       2,008,125           2,030,620
       Federal Natl Mtg Assn                6.625%   15 Nov 2010                                     1,928,883           2,030,531
       FNMA TBA Jan 30 Single Fam           7.5%   01 Dec 2099                                       2,007,500           2,029,380
       Bowater Inc                          Common Stock                                             1,386,173           2,023,863
       Waters Corp                          Common Stock                                             1,684,685           2,020,700
       Fluor Corp New                       Common Stock                                             1,466,420           2,020,119
       Summit Bancorp                       Common Stock                                             1,549,706           2,020,119
       Occidental Pete Corp                 Common Stock                                             1,853,616           2,012,750
       Conseco Inc                          8.75%   09 Feb 2004                                      2,723,529           1,989,250
       Progress Energy Inc                  Common Stock                                             1,360,589           1,967,500
       Honeywell Intl Inc                   Common Stock                                             2,029,738           1,944,544
       Gannett Inc                          Common Stock                                             2,049,608           1,942,325
       Ameren Corp                          Common Stock                                             1,817,231           1,940,494
       Dynegy Inc New                       Class A                                                  1,247,941           1,934,156
       Global Marine Inc                    Common Stock                                             1,491,607           1,929,500
       Autodesk Incorporated                Common Stock                                             3,016,208           1,926,031
       MBIA Inc                             Common Stock                                             1,472,947           1,919,838
       Whirlpool Corp                       Common Stock                                             1,661,896           1,907,500
       Financing Corp Cpn Fico Strips       0.01%   30 May 2005                                      1,751,358           1,904,263

                                                                            -17-


       United States Treasury Bonds         5.25%   15 Feb 2029                                    $ 1,646,574         $ 1,901,570
       Coca Cola Enterprises Inc            Common Stock                                             1,834,795           1,900,000
       American Gen Corp                    Common Stock                                             1,709,790           1,898,950
       Cincinnati Finl Corp                 Common Stock                                             1,738,938           1,875,263
       Centaur Funding                      Prefered Shares                                          1,800,380           1,871,438
       PPG Inds Inc                         Common Stock                                             2,255,073           1,861,763
       Novellus Sys Inc                     Common Stock                                             2,419,990           1,861,563
       Perkinelmer Inc                      Common Stock                                             1,670,412           1,858,500
       NTL Inc                              Common Stock                                             5,223,212           1,857,694
       Devon Energy Corporation New         Common Stock                                             1,640,757           1,853,488
       Ing Cap Fdg TR III                   8.439%   31 Dec 2049                                     1,800,000           1,836,720
       United States Treasury Notes         5.875%   15 Nov 2004                                     1,819,548           1,826,440
       Disney Walt Co                       Common Stock                                             2,298,694           1,817,275
       Axa Sa                               8.6%   15 Dec 2030                                       1,789,884           1,815,643
       Fox Entmt Group Inc                  Class A                                                  2,395,131           1,814,313
       Immunex Corp New                     Common Stock                                             1,730,533           1,807,813
       Delta Air Lines Inc                  7.379%   18 May 2010                                     1,750,000           1,804,320
       Nabors Industries Inc                Common Stock                                             1,279,518           1,804,075
       United States Treasury Notes         6%   15 Aug 2009                                         1,765,696           1,800,103
       Cooper Inds Inc                      Common Stock                                             1,531,484           1,796,156
       St Paul Cos Inc                      Common Stock                                             1,757,602           1,786,881
       Siebel Sys Inc                       Common Stock                                             2,183,786           1,771,775
       Quaker Oats Co                       Common Stock                                             1,248,854           1,762,488
       Federal Home Ln Mtg Corp             7%   15 Jul 2005                                         1,702,064           1,752,448
       JP Morgan Instl Fds                  International Bond Fund                                  1,697,494           1,749,326
       TMP Worldwide Inc                    Common Stock                                             2,094,983           1,743,500
       Abitibi Consolidated Inc             8.55%   01 Aug 2010                                      1,721,222           1,740,215
  *    Northrop Grumman Corporation         Cash Account                                             1,724,659           1,725,811
       Greenpoint Finl Corp                 Common Stock                                               952,375           1,719,375
       Symbol Technologies Inc              Common Stock                                             2,004,555           1,713,600
       AFLAC Inc                            Common Stock                                             1,401,266           1,696,406
       Duke Energy Field Svcs LLC           7.875%   16 Aug 2010                                     1,587,452           1,690,505
       Goodrich BF Co                       Common Stock                                             1,619,836           1,684,163
       Archer Daniels Midland Co            Common Stock                                             1,447,545           1,680,000
       Harley Davidson Inc                  Common Stock                                             1,851,981           1,677,450
       Weatherford Intl Inc New             Common Stock                                               612,951           1,676,194
       Donnelley R R & Sons Co              Common Stock                                             1,441,179           1,647,000

                                                                            -18-

       Internationsl Rectifier Corp         Common Stock                                           $ 2,409,577         $ 1,644,000
       Qualcomm Inc                         Common Stock                                               546,387           1,643,750
       Equity Office Pptys Tr               Common Stock                                             1,451,602           1,631,250
       Radioshack Corp                      Common Stock                                             1,572,395           1,631,156
       Electronic Data Sys Corp New         Common Stock                                             1,528,113           1,617,000
       Pinnacle West Cap Corp               Common Stock                                             1,121,788           1,595,438
       Cadence Design Sys Inc               Common Stock                                             1,144,597           1,584,000
       Thermo Electron Corp                 Common Stock                                             1,554,969           1,576,750
       Weyerhaeuser Co                      Common Stock                                             1,449,117           1,573,250
       Loews Corp                           Common Stock                                             1,437,849           1,553,438
       Northeart Untils                     Common Stock                                               861,316           1,539,875
       DTE Energy Co                        Common Stock                                             1,210,099           1,530,244
       Mercury Interactive Corp             Common Stock                                             1,322,943           1,525,225
       Fiserv Inc                           Common Stock                                             1,773,043           1,522,744
       Millennium Pharmeceuticals           Common Stock                                             1,322,619           1,522,125
       Valero Energy Corp                   Common Stock                                             1,309,594           1,520,969
       RF Micro Devices Inc                 Common Stock                                             2,006,359           1,517,294
       Peregrine Sys Inc                    Common Stock                                             1,445,873           1,512,850
       Pitney Bowes                         Common Stock                                             1,368,040           1,510,500
       Fed Hm Ln PC  C00921                 7.5%   01 Feb 2030                                       1,461,586           1,508,476
       Southwest Airls Co                   Common Stock                                             1,278,559           1,502,144
       United States Treasury Notes         5.75%   15 Nov 2005                                      1,452,846           1,487,030
       Emulex Corp                          Common Stock                                             1,193,950           1,470,850
       United Parcel Svc Inc                Class B                                                  1,520,076           1,470,313
       Amr Corp Del                         Common Stock                                               786,012           1,457,775
       Jefferson Pilot Corp                 Common Stock                                             1,278,106           1,457,625
       Convergys Corp                       Common Stock                                             1,479,564           1,454,531
       United States Treasury Bonds         7.25%   15 May 2016                                      1,344,245           1,452,669
       MBNA Corp                            Common Stock                                             1,284,305           1,451,644
       Harrahs Entmt Inc                    Common Stock                                             1,335,269           1,450,625
       Financing Corp Cpn Fico Strips       0.01%   06 Jun 2003                                      1,232,512           1,440,793
       IDEC Pharmaceuticals Corp            Common Stock                                             1,408,325           1,440,675
       Vodafone Group PLC New               Sponsored Adr                                            1,563,053           1,432,500
       Finisar Corp                         Common Stock                                             1,354,671           1,426,800
       Xerox Corp                           Common Stock                                             3,462,659           1,425,425
       Starbucks Corp                       Common Stock                                             1,421,011           1,420,425
       Nortel Networks Corp                 Common Stock                                             3,250,973           1,417,163

                                                                            -19-


       Masco Corp                           Common Stock                                           $ 1,156,021         $ 1,412,813
       National Comm Bancorp                Common Stock                                             1,092,521           1,403,325
       Juniper Networks Inc                 Common Stock                                             1,036,843           1,399,294
       FNMA Pool    498091                  6.5%   01 May 2029                                       1,354,884           1,393,292
       GNMA Pool  354686                    7.5%   15 Nov 2023                                       1,401,329           1,391,734
       GNMA Pool  496920                    7%   15 Apr 2029                                         1,386,105           1,369,060
       Bjs Whsl Club Inc                    Common Stock                                             1,160,875           1,366,150
       IVAX Corp                            Common Stock                                             1,450,369           1,359,650
       Federal Natl Mtg Assn                7.25%   15 Jan 2010                                      1,295,885           1,351,995
       TJX Cos Inc New                      Common Stock                                             1,102,129           1,351,425
       Altera Corp                          Common Stock                                             1,712,020           1,344,569
       Government Natl Mtg Assn             1%   16 Jul 2028                                         1,352,191           1,341,284
       United States Treasury Notes         5.75%   15 Aug 2010                                      1,299,747           1,338,258
       Jones Apparel Group Inc              Common Stock                                             1,231,256           1,335,781
       Maxim Integrated Prods Inc           Common Stock                                             1,324,368           1,333,969
       Universal Health Svcs Inc            Class B                                                    732,277           1,329,825
       Cintas Corp                          Common Stock                                             1,238,934           1,329,688
       Marriott Intl Inc New                CL A                                                     1,026,178           1,326,650
       Federal Natl Mtg Assn                7.25%   15 May 2030                                      1,222,338           1,320,219
       Starwood Hotels & Resorts            Class B                                                    931,290           1,293,675
       American Electric Power Inc          Common Stock                                             1,240,954           1,278,750
       CMS Energy Corp                      Common Stock                                             1,116,139           1,273,838
       Allegiance Telecom Inc               Common Stock                                             1,628,019           1,273,594
       USA Networks Inc                     Common Stock                                             1,292,037           1,263,438
       K Mart Corp                          Common Stock                                             1,299,075           1,248,438
       Kroger Co                            Common Stock                                               965,099           1,247,581
       Cooper Cameron Corp                  Common Stock                                             1,150,959           1,241,975
       Legg Mason Inc                       Common Stock                                             1,087,729           1,237,150
       Federal Home Ln Mtg PC Gtd           3.5%   15 Jun 2007                                       1,174,695           1,235,563
       Dana Corp                            Common Stock                                             1,902,236           1,234,188
       Southtrust Corp                      Common Stock                                               909,037           1,228,763
       Niagara Mohawk Hldgs Inc             Common Stock                                             1,063,911           1,223,194
       FNMA Pool    535039                  8%   01 Nov 2029                                         1,207,937           1,216,274
       Autonation Inc Del                   Common Stock                                             2,343,225           1,207,200
       Mattel Inc                           Common Stock                                             1,108,402           1,207,184
       Daily Eafe Sl Series A               Series A                                                 1,214,692           1,205,651
       ITT Inds Inc                         Common Stock                                             1,043,268           1,201,250

                                                                            -20-


       Circuit City Stores Inc              Common Stock                                           $ 1,421,977         $ 1,196,000
       SSGA CMK4                            Russel Special Small Co Series A                         1,292,536           1,191,747
       Family Dlr Stores Inc                Common Stock                                             1,167,042           1,189,781
       Vitesse Semiconductor Corp           Common Stock                                             1,116,600           1,189,219
       Nordstrom Inc                        Common Stock                                             1,074,457           1,182,188
       Federal Natl Mtg Assn                6.625%   15 Nov 2030                                     1,085,568           1,163,767
       Wachovia Corp                        Common Stock                                               995,135           1,162,500
       Johnson Ctls Inc                     Common Stock                                             1,199,840           1,159,600
       Providian Home Equity Ln TR          1%   25 Jun 2025                                         1,157,608           1,157,608
       Equity Residential Pptys Tr          Sh Ben Int                                               1,057,733           1,150,500
       Calpine Corp                         Common Stock                                               939,762           1,149,094
       Federated Dept Stores Inc Del        Common Stock                                             1,231,853           1,144,500
       Bard C R Inc                         Common Stock                                             1,194,427           1,126,813
       Gap Inc                              Common Stock                                             1,247,701           1,116,900
       Praxair Inc                          Common Stock                                             1,124,324           1,109,375
       United States Treasury Notes         6.5%   15 Aug 2005                                       1,093,684           1,104,920
       United States Treasury Notes         6.875%   15 May 2006                                     1,082,848           1,103,354
       Union Carbide Corp                   Common Stock                                               903,176           1,103,156
       Vornado Rlty TR                      Common Stock                                             1,015,496           1,099,569
       Tibco Software Inc                   Common Stock                                             1,016,357           1,092,975
       Redback Networks Inc                 Common Stock                                             2,039,019           1,090,600
       Micromuse Inc                        Common Stock                                               841,163           1,086,469
       King Pharmaceuticals Inc             Common Stock                                               776,950           1,080,269
       Burlington Northn Santa Fe           Common Stock                                             1,103,070           1,075,875
       Eastman Chem Co                      Common Stock                                             1,005,505           1,072,500
       FNMA Pool    402853                  6.5%   01 Dec 2027                                       1,045,020           1,068,003
       Bausch & Lomb Inc                    Common Stock                                             1,091,128           1,051,375
       Dollar Gen Corp                      Common Stock                                             1,096,502           1,038,125
       SDL Inc                              Common Stock                                             2,617,848           1,037,313
       Cit Group Inc                        Class A                                                  1,195,931           1,032,413
       Newport Corp                         Common Stock                                             1,336,611           1,029,783
       Quest Diagnostics Inc                Common Stock                                               825,279           1,022,400
       Charter Communications Inc Del       Class A                                                    881,019           1,020,938
       Amazon.com Inc                       4.75%   01 Feb 2009                                      1,841,065           1,020,000
       GNMA I TBA Jan 30 Single Fam         7.5%   15 Dec 2099                                       1,013,125           1,017,190
       Capital Desjardins Inc               7.37%   08 Aug 2005                                      1,015,550           1,010,790
       Double Click Inc                     Common Stock                                             1,201,104           1,007,600


                                                                              21


       Inter Amerin Dev Bk                  7.375%   15 Jan 2010                                     $ 938,542         $ 1,005,760
       FNMA TBA Jan 30 Single Fam           7%   01 Dec 2099                                           997,266           1,001,560
       Residential Asset Sec Mtg Pass       1%   25 Jan 2032                                         1,000,000             999,766
       FNMA Pool    537273                  8%   01 May 2030                                           961,403             994,927
       Borg Warner Automotive Inc           Common Stock                                               956,326             992,000
       Citigroup Inc                        7.25%   01 Oct 2010                                        954,488             991,884
       Torchmark Inc                        Common Stock                                               619,808             991,688
       FNMA TBA Jan 30 Single Fam           6.5%   01 Dec 2099                                         980,000             986,250
       Lauder Estee Cos Inc                 Class A                                                    956,469             985,781
       Federal Natl Mtg Assn Remic          6%   25 Mar 2009                                           958,281             982,500
       Deutsche Mtg & Assets Rec Corp       6.538%   15 Feb 2008                                       895,791             981,361
       Du Pont E I De Nemours & Co          Common Stock                                               857,614             971,081
       FNMA TBA Jan 30 Single Fam           6%   01 Dec 2099                                           960,859             968,130
       Internet Sec Sys Inc                 Common Stock                                               997,484             964,781
       Valero Energy Corp New               8.75%   15 Jun 2030                                        913,222             960,210
       Federal Natl Mtg Assn                6.625%   15 Oct 2007                                       938,934             960,103
       Metromedia Fiber Network Inc         Class A                                                  2,709,700             954,788
       Bea Sys Inc                          Common Stock                                               710,619             949,106
       Telephone & Data Sys Inc             Common Stock                                               969,318             945,000
       Boise Cascade Corp                   Common Stock                                               856,120             941,500
       M&T Bank Corp                        Common Stock                                               776,379             937,040
       BJ Svcs Co                           Common Stock                                               771,034             929,813
       Atmel Corp                           Common Stock                                               877,324             926,513
       Owens ILL Inc                        Common Stock                                             3,633,709             924,788
       Smith Intl Inc                       Common Stock                                               791,823             924,575
       Royal Caribbean Cruises Ltd          Shares                                                   1,117,881             923,105
       Lehman Brothers Holdgs Inc           Common Stock                                               598,277             919,700
       Sprint Corp                          PCS Com Series 1                                         2,238,700             919,688
       Edison Intl                          Common Stock                                               936,422             918,750
       Tesoro Pete Corp                     Common Stock                                               867,136             916,050
       Energy East Corp                     8.05%   15 Nov 2010                                        861,526             902,945
       Engelhard Corp                       Common Stock                                               842,938             896,500
       Ariba Inc                            Common Stock                                               992,449             895,538
       GNMA Pool  781035                    6.5%   15 May 2029                                         867,878             894,743
       FNMA Pool    252256                  7%   01 Feb 2029                                           897,449             880,958
       Lubrizol Corp                        Common Stock                                               824,168             878,075
       Sprint Corp                          PCS Com Series 1                                         1,534,078             876,769

                                                                            -22-


       Consolidated Edison Inc              Common Stock                                             $ 759,950           $ 866,250
       Chubb Corp                           Common Stock                                               820,403             865,000
       Inhale Therapeutic Sys               Common Stock                                               767,363             863,550
       Murphy Oil Corp                      Common Stock                                               807,420             858,213
       Converse Technology Inc              Common Stock                                               752,225             858,138
       Residential Fdg Mtg Secs             6.5%   25 Sep 2014                                         846,140             855,825
       Henry Schein Inc                     Common Stock                                               378,484             855,238
       Echostar Communications Corp         Class A                                                  1,225,033             853,125
       Gemstar TV Guide Intl Inc            Common Stock                                               872,366             848,700
       Federal Home Ln Mtg PC Gtd           3.5%   15 Nov 2007                                         802,222             848,575
       Polycom Inc                          Common Stock                                               882,779             843,313
       Radian Group Inc                     Common Stock                                               695,679             833,194
       Williams Sonoma Inc                  Common Stock                                             1,472,606             830,000
       Crown Castle Intl Corp               Common Stock                                               757,037             828,113
       Santa Fe International Corp          Shares                                                     886,650             824,006
       Hibernia Corp                        Class A                                                    815,512             822,375
       Darden Restaurants Inc               Common Stock                                               949,839             816,638
       Massachusetts Mut Life Ins Co        7.5%   01 Mar 2024                                         916,978             816,186
       Precision Castparts Corp             Common Stock                                               406,167             816,013
       Textron Inc                          Common Stock                                               774,647             809,100
       John Hancock Financial Srvcs         Common Stock                                               385,488             808,938
       Esterline Technologies Corp          Common Stock                                               467,300             808,500
       Fed Hm Ln PC  C28216                 6.5%   01 Jul 2029                                         789,815             806,409
       Vignette Corp                        Common Stock                                               793,193             806,400
       Ecolab Inc                           Common Stock                                               793,262             798,969
       Invesment Technology Group           Common Stock                                               639,779             797,425
       Gilead Sciences Inc                  Common Stock                                               810,125             796,200
       General Elec Cap Corp Mtn            7.25%   03 May 2004                                        764,579             792,448
       Unilever N V                         Common Stock                                               656,362             786,719
       Ford Mtr Co Del                      7.45%   16 Jul 2031                                        788,661             786,718
       Merit Securities Corp                6.9562%   28 Apr 2027                                      803,052             783,976
       Micron Technology Inc                Common Stock                                             1,262,042             781,000
       United States Treasury Bills         0.01%   26 Apr 2001                                        776,375             776,375
       Authomatic Data Processing Inc       Common Stock                                               635,949             772,413
       Temple Inland Inc                    Common Stock                                               762,151             772,200
       California Infras & Economic         6.38%   25 Sep 2008                                        730,105             770,921
       Advanced Micro Devices Inc           Common Stock                                               675,916             767,975
       Sawtek Inc                           Common Stock                                             $ 985,666           $ 766,713

                                                                            -23-


       Intersil Hldg Corp                   Class A                                                  1,790,434             766,113
       Level 3 Communications Inc           Common Stock                                             1,380,782             757,969
       Idacorp Inc                          Common Stock                                               505,221             750,656
       Suntrust Bks Inc                     Common Stock                                               586,450             749,700
       Arch Chemicals Inc                   Common Stock                                               999,834             748,163
       Massey Energy Corp                   Common Stock                                               448,524             744,600
       Pacificare Health Systems            Common Stock                                             3,305,264             744,000
       Federal Home Ln Mtg Corp             1%   15 Apr 2019                                           741,136             743,943
       Banco Latino Americano De Expor      7.2%   28 May 2002                                         762,735             743,918
       Verisign Inc                         Common Stock                                             1,740,200             741,875
       Unitedhealth Group Inc               Common Stock                                               697,936             736,500
       Zions Bancorp                        Common Stock                                               647,616             730,519
       United States Treasury Notes         6.75%   15 May 2005                                        703,001             724,411
       Adelphia Communications Corp         Class A                                                  1,090,250             722,750
       FNMA Pool    504076                  6.5%   01 Jun 2029                                         693,953             721,411
       Danaher Corp                         Common Stock                                               683,233             717,938
       Invitrogen Corp                      Common Stock                                               416,273             716,913
       Protein Design Labs Inc              Common Stock                                               724,481             712,375
       Synopsys Inc                         Common Stock                                               672,968             711,563
       Lucent Technologies Inc              Common Stock                                               795,568             704,511
       Mellon Finl Corp                     Common Stock                                               720,673             703,381
       Corn Products Intl Inc               Common Stock                                               694,190             703,313
       FNMA Pool    535315                  7%   01 May 2015                                           680,940             702,552
       Cendant Corp                         Common Stock                                               975,839             701,663
       Credence Systems Corp                Common Stock                                             1,322,603             699,200
       General Elec Cap Corp Mtn            6.8%   01 Nov 2005                                         688,353             697,964
       McLeodusa Inc                        Common Stock                                               694,163             697,775
       Edwards A G Inc                      Common Stock                                               693,194             697,331
       Firstplus Home Ln Owner Tr           6.61%   10 May 2020                                        699,827             695,625
       Aon Corp                             Common Stock                                               612,053             695,275
       UBS Pfd Fdg TRI                      1%   29 Oct 2049                                           660,387             692,693
       United States Treasury Bonds         7.875%   15 Feb 2021                                       594,555             687,150
       Smurfit Stone Container Corp         Common Stock                                               729,249             685,631
       Bergen Brunswig Corp                 Class A                                                    471,235             685,439
       Alberto Culver Co                    Class B                                                    439,237             680,719
       FNMA Pool    535200                  7%   01 Mar 2015                                           654,234             679,441

                                                                            -24-


       Fed Hm Ln PC  E74599                 6%   01 Jan 2014                                         $ 686,063           $ 677,499
       Dole Food Inc                        Common Stock                                               555,498             671,375
       Americredit  Corp                    Common Stock                                               609,723             670,350
       Anadarko Pete Corp                   Common Stock                                               355,483             668,152
       FNMA Pool    323887                  6%   01 Dec 2013                                           648,298             667,948
       RTI Intl Metals Inc                  Common Stock                                               637,351             666,963
       Schweitzer Mauduit Intl Inc          Common Stock                                               545,950             664,505
       Fleetboston Finl Corp                7.25%   15 Sep 2005                                        644,252             663,279
       Webb Del Corp                        Common Stock                                               417,576             661,050
       Metris Cos Inc                       Common Stock                                               761,680             660,444
       American Pwr Conversion Corp         Common Stock                                               633,243             658,350
       Litton Inds Inc                      Common Stock                                               377,540             657,041
       Medicis Pharmaceutical Corp          Class A                                                    581,378             656,288
       Moodys Corp                          Common Stock                                               660,935             649,894
       Xilinx Inc                           Common Stock                                               845,840             645,750
       Wellpoint Health Networks Inc        Common Stock                                               545,251             645,400
       Human Genome Sciences Inc            Common Stock                                               461,406             644,606
       GPU Inc                              Common Stock                                               475,935             644,219
       News Amer Hldgs Inc                  10.125%   15 Oct 2012                                      683,040             640,302
       Comed Transitional Fdg Tr            5.63%   25 Jun 2009                                        654,682             639,084
       Washington Fed Inc                   Common Stock                                               469,943             637,000
       Old Rep Intl Corp                    Common Stock                                               485,628             636,800
       PG&E Corp                            Common Stock                                               815,133             636,000
       Bisys Group Inc                      Common Stock                                               428,926             635,925
       Cabot Corp                           Common Stock                                               466,199             635,638
       Harman Intl Inds Inc New             Common Stock                                               458,397             635,100
       Openwave Sys Inc                     Common Stock                                               708,133             632,775
       Gardner Denver Inc                   Common Stock                                               457,420             630,480
       Limited Inc                          Common Stock                                               801,782             627,900
       Affiliated Computer Services Inc     Class A                                                    484,466             625,081
       First American Corp                  Common Stock                                               322,801             624,625
       Intuit                               Common Stock                                               733,794             623,113
       St Jude Med Inc                      Common Stock                                               359,088             620,519
       NVR Inc                              Common Stock                                               355,400             618,000
       Laboratory Corp Amer Hldgs           Common Stock                                               495,055             616,000
       Helmerich & Payne Inc                Common Stock                                               414,404             614,250
       Transwitch Corp                      Common Stock                                               486,073             612,306

                                                                            -25-


       Manugistics Group Inc                Common Stock                                             $ 300,516           $ 604,200
       Federal Natl Mtg Assn Remic          1%   25 Feb 2009                                           608,216             603,202
       Triquint Semiconductor Inc           Common Stock                                               419,808             602,888
       Bio Rad Laboratories Inc             Class A                                                    452,975             601,020
       Lifepoint Hosps Inc                  Common Stock                                               441,759             596,488
       Public Storage                       Common Stock                                               564,485             595,656
       Charter One Finl Inc                 Common Stock                                               444,840             594,248
       Michael Foods Inc                    Common Stock                                               421,907             593,463
       Paychex Inc                          Common Stock                                               537,143             593,225
       Invacare Corp                        Common Stock                                               427,911             589,100
       Pacific Centy Finl Corp              Common Stock                                               519,265             588,994
       WPS Res Corp                         Common Stock                                               473,329             585,319
       Cytec Inds Inc                       Common Stock                                               381,733             583,088
       Bell Atlantic Finl Svcs Inc          7.6%   15 Mar 2007                                         563,582             582,351
       Dime Bancorp Inc                     Common Stock                                               377,040             579,425
       Dillards Inc                         Class A                                                    573,730             578,813
       G E Cap Mtg Svcs Inc                 7.6875%   25 Jan 2009                                      576,825             577,535
       Peco Energy Trans TR                 6.13%   01 Mar 2009                                        546,543             574,925
       Kellwood Co                          Common Stock                                               579,714             572,488
       Interstate Bakeries Corp             Common Stock                                               565,520             569,531
       Webbmethods Inc                      Common Stock                                               447,081             569,200
       Sandisk Corp                         Common Stock                                               877,800             568,875
       West America Bancorporation          Common Stock                                               379,254             567,600
       FPL Group Inc                        Common Stock                                               350,971             552,475
       Varco Intl Inc Del                   Common Stock                                               459,131             552,472
       Anaren Microwave Inc                 Common Stock                                               445,920             550,938
       Amsouth Bancorporation               Common Stock                                               476,150             550,525
       Federal Natl Mtg Assn Remic          1%   25 Aug 2022                                           549,114             545,703
       Storage Technology Corp              Common Stock                                               563,661             544,500
       Federal Natl Mtg Assn Gtd            7.1563%   25 Dec 2023                                      547,263             544,167
       Partnerre Ltd                        Common Stock                                               335,416             536,800
       United States Treasury Bonds         6.12%   15 Aug 2029                                        500,106             532,953
       New Jersey Economic Dev Auth         7.425%   15 Feb 2029                                       500,000             530,400
       Block Drug Inc                       Class A                                                    432,504             529,826
       United States Treasury Notes         5.5%   28 Feb 2003                                         520,654             528,854
       Tetra Tech Inc New                   Common Stock                                               335,168             527,372
       Household Fin Corp                   8%   09 May 2005                                           500,741             524,325

                                                                            -26-


       Protective Life Corp                 Common Stock                                             $ 469,467           $ 522,450
       Union Oil Co CA                      7.35%   15 Jun 2009                                        509,400             520,285
       Abgenix Inc                          Common Stock                                               508,825             519,750
       Government Natl Mtg                  1%   17 Feb 2029                                           515,190             519,696
       Federal Natl Mtg Assn                5.75%   15 Apr 2003                                        508,080             516,045
       Harleysville Group Inc               Common Stock                                               331,962             514,800
       General Mtrs Accep Corp              7.5%   15 Jul 2005                                         494,530             509,236
       Sungard Data Sys Inc                 Common Stock                                               405,606             508,950
       Crompton Corp                        Common Stock                                               568,430             504,420
       Public Svc Co NM                     Common Stock                                               314,785             504,075
       Wellman Inc                          Common Stock                                               593,437             502,850
       Steris Corp                          Common Stock                                               337,890             501,488
       Everest Reinsurance Group Ltd        Shares                                                     357,317             501,375
       First USA Cr Card Master Tr          1%   15 Oct 2003                                           504,824             500,950
       Penn Engr & Mfg Corp                 Common Stock                                               421,746             497,025
       Brinker Intl Inc                     Common Stock                                               287,873             494,325
       Community Health Sys Inc New         Common Stock                                               293,979             490,000
       Professional Detailing Inc           Common Stock                                               173,863             486,522
       Cox Radio Inc                        Class A                                                    505,708             485,094
       Granite Constr Inc                   Common Stock                                               365,199             480,363
       El Paso Energy Corp Del              Common Stock                                               256,658             479,888
       Beckman Coulter Inc                  Common Stock                                               337,749             478,088
       Green Tree Finl Corp                 7.35%   15 May 2027                                        469,486             476,463
       Regal Beloit Corp                    Common Stock                                               491,136             470,856
       Briggs & Stratton Corp               Common Stock                                               395,452             470,375
       Diamond Cluster Intl Inc             Common Stock                                               548,258             469,700
       Empire Dist Elec Co                  Common Stock                                               420,878             468,363
       Pactiv Corp                          Common Stock                                               337,845             467,775
       Bob Evans Farms Inc                  Common Stock                                               381,496             466,744
       Misc Indl Direct Inc                 Class A                                                    413,300             466,013
       Southwestern Energy Co               Common Stock                                               431,626             465,838
       Federal Natl Mtg Assn Gtd            0%   25 May 2022                                           349,750             464,701
       Ucar Intl Inc                        Common Stock                                               709,138             460,200
       BankNorth Group Inc New              Common Stock                                               405,290             454,575
       Prudential Ins Co Amer               6.875%   15 Apr 2003                                       446,342             454,181
       Petroleum Geo Svcs A/S               6.625%   30 Mar 2008                                       497,905             453,580
       Summit Pptys Inc                     Common Stock                                               407,775             452,400

                                                                            -27-


       FMC Corp                             Common Stock                                             $ 379,695           $ 451,631
       Scotts Co                            Class A                                                    410,492             450,638
       Hilton Hotels Corp                   Common Stock                                               427,218             450,450
       Ralcorp Hldgs Inc New                Common Stock                                               424,026             450,313
       Alliant Corp                         Common Stock                                               395,309             449,438
       Nicor Inc                            Common Stock                                               358,912             449,150
       Norwest Asset Secs Corp              6.75%   25 Dec 2014                                        427,688             446,450
       Macrovision Corp                     Common Stock                                               304,425             444,094
       Arden Realty Inc                     Common Stock                                               429,224             442,200
       Rayonier Inc                         Common Stock                                               463,626             441,919
       3M Employee St Ownership Plan        5.62%   15 Jul 2009                                        454,035             441,218
       National Oilwell Inc                 Common Stock                                               409,602             441,038
       FNMA Pool    444397                  6.5%   01 Nov 2028                                         430,723             440,917
       LB Coml Conduit Mtg TR               6.78%   15 Apr 2009                                        413,872             438,600
       TD Waterhouse Group Inc              Common Stock                                               556,427             438,575
       Cardinal Health Inc                  Common Stock                                               325,326             438,350
       Sun Life CDA US Cakp TR I            8.526%   29 May 2049                                       500,000             437,115
       Regis Corp Minnesota                 Common Stock                                               441,385             436,450
       United States Treasury Notes         5.75%   15 Aug 2010                                        413,645             434,908
       Anixter Intl Inc                     Common Stock                                               466,231             434,663
       Texas Inds Inc                       Common Stock                                               476,060             432,000
       Nationslink Fdg Corp                 6.001%   20 Nov 2007                                       435,952             431,682
       FNMA Pool    494652                  6.5%   01 May 2029                                         421,935             431,646
       Albany Molecular Rech Inc            Common Stock                                               238,986             431,375
       Phelps Dodge Corp                    Common Stock                                               377,503             429,756
       Horage Mann Educators Corp           Common Stock                                               348,648             429,638
       California Infra & Economic          6.42%   26 Dec 2009                                        444,104             429,314
       Reliant Energy Inc                   Common Stock                                               416,189             428,794
       KB Home                              Common Stock                                               275,658             427,831
       EOP Oper Ltd Partnership             7.375%   15 Nov 2003                                       419,588             426,800
       Knight Ridder Inc                    Common Stock                                               376,241             426,563
       Fuller H B Co                        Common Stock                                               462,905             426,094
       Avalonbay Cmtys Inc                  Common Stock                                               333,990             426,063
       GBC Bancorp Calif                    Common Stock                                               277,931             425,963
       Lamar Advertising Co                 Class A                                                    440,288             424,531
       Newcourt CR Group Inc                6.875%   16 Feb 2005                                       408,233             423,765
       Hutchinson Technology Inc            Common Stock                                               528,578             423,500

                                                                            -28-


       Alexander & Baldwin Inc              Common Stock                                             $ 409,794           $ 422,625
       Avista Corp                          Common Stock                                               410,874             420,250
       Mirant Corp                          Common Stock                                               372,630             419,025
       Genuity Inc                          Class A                                                    909,700             418,669
       Alza Corp                            Common Stock                                               208,288             416,500
       Globespan Semiconductor Inc          Common Stock                                               481,537             415,250
       Xcel Energy Inc                      Common Stock                                               387,143             412,688
       Biovail Corp                         Common Stock                                               354,358             411,704
       Andrx Corp                           Common Stock                                               485,134             410,913
       California Infrastructure Dev        6.42%   25 Sep 2008                                        384,497             408,702
       On Semiconductor Corp                Common Stock                                             1,146,338             408,450
       Federal Natl Mtg Assn Gtd            0%   25 Jun 2008                                           384,119             407,703
       Toro Co                              Common Stock                                               389,341             407,231
       Federal Home Ln Mtg PC Gtd           6%   15 May 2008                                           382,032             406,918
       Cima Labs Inc                        Common Stock                                               260,515             403,388
       International Game Technology        Common Stock                                               383,896             403,200
       Longs Drug Stores Copr               Common Stock                                               417,180             402,888
       AAR Corp                             Common Stock                                               489,018             402,738
       Federal Natl Mtg Assn Remic          1%   25 Sep 2007                                           408,267             402,229
       Franklin Pk Fin Inc                  1%   15 May 2007                                           399,960             399,438
       Moog Inc                             Class A                                                    421,476             397,300
       Myriad Genetics Inc                  Common Stock                                               361,640             397,200
       Gtech Hldgs Corp                     Common Stock                                               313,346             396,856
       Norwest Asset Secs Corp              6.75%   25 Aug 2029                                        387,438             396,748
       New York Times Co                    Class A                                                    372,662             396,619
       Oneida Ltd                           Common Stock                                               388,836             396,309
       Fed Hm Ln PC  C27874                 7%   01 Jun 2029                                           388,342             393,710
       Global Crossing Ltd                  Shares                                                     632,090             392,163
       Andrew Corp                          Common Stock                                               429,340             389,325
       R G S Energy Group Inc               Common Stock                                               310,204             389,250
       Parexel Intl Corp                    Common Stock                                               355,816             388,169
       Federal Home Ln Mtg Corp             1%   15 Jan 2025                                           383,072             384,143
       JLG Inds Inc                         Common Stock                                               385,921             382,500
       Compass Bancshares Inc               Common Stock                                               336,666             382,000
       Oshkosh Truck Corp                   Common Stock                                               209,385             380,600
       Interface Inc                        Class A                                                    322,280             379,644
       Raytheon Co                          6.15%   01 Nov 2008                                        392,807             377,126

                                                                            -29-


       New Jersey Res Corp                  Common Stock                                             $ 330,101           $ 376,275
       Pentair Inc                          Common Stock                                               496,454             374,906
       Ford Mtr Cr Mtn BE                   7.75%   15 Feb 2007                                        365,629             374,096
       Franklin Res Inc                     Common Stock                                               317,907             373,380
       Radio One Inc                        Common Stock                                               466,125             370,700
       Pogo Producing Co                    Common Stock                                               290,717             370,388
       Powerwave Technologies Inc           Common Stock                                               186,192             368,550
       Phoenix Technology Ltd               Common Stock                                               341,892             368,123
       Viacom Inc                           7.7%   30 Jul 2010                                         351,232             366,559
       Dial Corp New                        Common Stock                                               397,134             366,300
       Govt Natl Mtg Assn Gtd Remic         1%   16 Aug 2029                                           363,501             364,415
       Quantum Corp                         Common Stock                                               423,803             363,431
       Avanex Corp                          Common Stock                                               351,258             363,331
       Ultramar Diamond Shamrock            Common Stock                                               299,334             361,238
       Regions Finl Corp                    Common Stock                                               326,789             360,525
       Wal Mart Stores Inc                  7.55%   15 Feb 2030                                        338,536             359,876
       American Tower Corp                  Class A                                                    403,304             359,813
       Florida Pwr & Lt Co                  6.875%   01 Dec 2005                                       349,508             358,677
       Merrill Lynch & Co Inc               6%   17 Feb 2009                                           341,138             355,103
       L 3 Communications Hldg Corp         Common Stock                                               283,341             354,200
       Liberty Property                     Common Stock                                               318,035             354,175
       Structural Dynamics Resh Corp        Common Stock                                               472,814             354,000
       Iron Mtn Inc PA                      Common Stock                                               318,500             352,688
       Allstate Corp                        7.875%   01 May 2005                                       337,636             350,156
       Hexcel Corp New                      Common Stock                                               548,413             348,563
       Medarex Inc                          Common Stock                                               360,963             346,375
       Iomega Corp                          Common Stock                                               404,798             344,751
       Citicorp Mtg Secs Inc                1%   25 Sep 2014                                           336,002             344,550
       Lennar Corp                          Common Stock                                               262,746             344,375
       Boston Pptys Inc                     Common Stock                                               333,081             343,650
       United States Treasury Bd Strp Prn   0.01%   15 Nov 2001                                        329,878             343,274
       Unilever Capital                     7.125%   01 Nov 2010                                       337,393             340,444
       Target Corp                          7.5%   15 Aug 2010                                         321,081             337,616
       FNMA Pool    479193                  6%   01 Jan 2029                                           344,079             337,168
       Ruddick Corp                         Common Stock                                               427,899             336,263
       CSG Sys Intl Inc                     Common Stock                                               337,283             333,256
       Atlanta Downtown Dev Auth            6.875%   01 Feb 2021                                       321,687             332,795

                                                                            -30-


       Perrigo Co                           Common Stock                                             $ 348,033           $ 329,594
       FNMA Pool    534357                  7.5%   01 May 2030                                         312,557             328,888
       Exar Corp                            Common Stock                                               490,681             328,434
       Stilwell Financial Inc               Common Stock                                               352,486             327,331
       Mueller Inds Inc                     Common Stock                                               327,163             327,113
       Northern Trust Corp                  Common Stock                                               326,585             326,250
       Associates Corp North America        5.8%   20 Apr 2004                                         315,589             324,393
       Pepsi Bottling Hldgs Inc             5.625%   17 Feb 2009                                       310,067             324,238
       Burlington Northn Santa Fe Corp      6.75%   15 Mar 2029                                        311,168             324,137
       California Water Service Grp         Common Stock                                               305,601             324,000
       Keyspan Corp                         8%   15 Nov 2030                                           309,793             322,962
       Chesapeake Corp                      Common Stock                                               449,474             322,831
       Wolverine Tube Inc                   Common Stock                                               423,646             321,332
       American Natl Ins Co                 Common Stock                                               328,481             321,200
       PNC Fdg Corp                         7.5%   01 Nov 2009                                         308,413             320,370
       FNMA Pool    503680                  6.5%   01 Jun 2029                                         306,889             313,952
       Student Ln Marketing Assn Mtn        9.4%   31 May 2002                                         324,668             313,404
       Patterson Energy Inc                 Common Stock                                               271,688             312,900
       Impath Inc                           Common Stock                                               274,478             312,550
       Vanderbilt Mtg & Fin Inc             1%   07 Feb 2012                                           299,625             310,240
       FNMA Pool    506543                  6.5%   01 Jul 2029                                         302,912             309,883
       Unilever Capital Corp                6.875%   01 Nov 2005                                       299,553             309,726
       FNMA Pool    498065                  6.5%   01 Jun 2029                                         301,727             308,671
       Chase Manhattan Corp New             7.875%   15 Jun 2010                                       289,617             308,096
       Noven Pharmaceuticals Inc            Common Stock                                               195,988             306,475
       FNMA Pool    503732                  6.5%   01 Jul 2029                                         298,955             305,836
       Kelly Svcs Inc                       Class A                                                    355,136             304,763
       Airborne Inc                         Common Stock                                               554,342             304,200
       First Rep Bk San Francisco           Common Stock                                               233,983             303,600
       FNMA Pool    252497                  6.5%   01 Jun 2029                                         296,335             303,155
       Vanderbilt Mtg & Fin Inc             1%   07 Jun 2009                                           299,953             303,136
       Eastgroup Pptys Inc                  Common Stock                                               297,872             302,063
       Stride Rite Corp                     Common Stock                                               350,847             299,600
       Federal Natl Mtg Assn Gtd            1%   25 Apr 2029                                           301,116             296,249
       Bombadier Cap Inc Med Trm Nts        7.3%   15 Dec 2002                                         289,410             295,257
       Deutsche Telekom Intl                8%   15 Jun 2010                                           295,695             294,541
       Duke Weeks Rlty Corp                 Common Stock                                               282,005             293,924

                                                                            -31-


       Goldman Sachs Group Inc              6.65%   15 May 2009                                      $ 299,397           $ 292,257
       Vodafone Airtouch PLC                7.75%   15 Feb 2010                                        283,546             291,648
       Commercial Metals Co                 Common Stock                                               381,421             291,475
       Abercrombie and Fitch Co             Class A                                                    285,452             290,000
       FNMA Pool    303975                  10%   01 Nov 2018                                          283,065             288,970
       Continental Airls Pass Thru Tr       7.256%   15 Mar 2020                                       278,541             288,854
       Ross Stores Inc                      Common Stock                                               249,662             286,875
       Comcast Cable Communications         8.875%   01 May 2017                                       268,503             286,625
       International Paper Co               8%   08 Jul 2003                                           274,439             285,302
       Qlogic Corp                          Common Stock                                               326,745             284,900
       Alaska Air Group Inc                 Common Stock                                               306,833             282,625
       Cytyc Corp                           Common Stock                                               187,399             281,531
       Arizona Pub Svc Co                   7.625%   01 Aug 2005                                       268,709             279,326
       Citigroup Cap II                     7.75%   01 Dec 2036                                        305,895             279,168
       Modine Mfg Co                        Common Stock                                               348,541             278,050
       Salomon Bros Coml Mtg TR             6.592%   18 Oct 2010                                       277,200             277,200
       California Inf & Economic Dev        6.48%   26 Dec 2009                                        274,656             277,057
       Tycom Ltd                            Shares                                                     407,070             275,213
       Molecular Devices Corp               Common Stock                                               205,818             273,750
       Actuate Corp                         Common Stock                                               199,268             269,663
       Manhattan Assocs Inc                 Common Stock                                               282,714             268,538
       Post Pptys Inc                       Common Stock                                               302,771             266,694
       Province Healthcare Co               Common Stock                                               188,196             265,781
       Tech Data Corp                       Common Stock                                               350,711             265,059
       Federal Natl Mtg Assn                7%   15 Jul 2005                                           255,176             262,383
       Extreme Networks Inc                 Common Stock                                               339,331             262,138
       Maximus Inc                          Common Stock                                               174,450             262,031
       Bowne & Co Inc                       Common Stock                                               344,742             260,894
       Kimco Rlty Corp                      Common Stock                                               241,281             260,706
       Cole Kenneth Prodtns Inc             Class A                                                    235,755             259,613
       Alpha Inds Inc                       Common Stock                                               270,920             259,000
       Lilly Eli & Co                       6.77%   01 Jan 2036                                        243,924             257,478
       Veritas DGC Inc                      Common Stock                                               214,440             255,170
       AETNA Inc                            Common Stock                                               212,350             254,588
       Southern Peru Ltd                    7.9%   30 May 2007                                         283,617             253,019
       Park Pl Entmt Corp                   7.95%   01 Aug 2003                                        248,200             252,723
       Celeritek Inc                        Common Stock                                               279,775             251,625

                                                                            -32-


       Verizon Global Fdg Corp              7.75%   01 Dec 2030                                      $ 243,031           $ 251,096
       Wal Mart Stores Inc                  6.875%   10 Aug 2009                                       232,603             250,459
       Venator Group Inc                    Common Stock                                               231,830             249,550
       Krispy Kreme Doughnuts Inc           Common Stock                                               139,551             249,000
       Federal Home Ln Mtg PC Gtd           9%   15 Jun 2020                                           243,202             245,488
       Sanmina Corp                         Common Stock                                               268,605             245,200
       Vodafone Airtouch PLC                7.625%   15 Feb 2005                                       244,019             244,019
       Phillips Pete Co                     8.5%   25 May 2005                                         233,515             243,416
       Conmed Corp                          Common Stock                                               370,304             243,175
       SBA Communications Corp              Common Stock                                               270,048             242,269
       Petroleum Geo Svcs A/S               7.5%   31 Mar 2007                                         250,097             241,398
       Lockheed Martin Corp                 8.2%   01 Dec 2009                                         219,232             241,179
       Burlington Res Inc                   7.375%   01 Mar 2029                                       238,181             240,334
       United States Treasury Notes         5.625%   28 Feb 2001                                       238,296             239,887
       GNMA Pool  405558                    7.5%   15 Jan 2026                                         240,191             239,860
       United States Treasury Bonds         6.125%   15 Aug 2029                                       227,770             239,285
       C H Robinson Worldwide               Common Stock                                               220,522             238,925
       Federal Natl Mtg Assn                1%   18 Nov 2027                                           239,533             238,082
       Proxim Inc                           Common Stock                                               185,025             236,500
       Retek Inc                            Common Stock                                               255,034             236,438
       Russell Corp                         Common Stock                                               397,227             236,194
       Power One Inc                        Common Stock                                               247,088             235,875
       E Trade Group Inc                    Common Stock                                               459,844             235,263
       Federal Home Ln Mtg PC Gtd           1%   25 Oct 2023                                           236,894             235,094
       Verizon Global Fdg Corp              7.25%   01 Dec 2010                                        229,558             234,816
       United States Treasury Notes         7%   15 Jul 2006                                           224,867             234,015
       Russell Frank Co                     5.625%   15 Jan 2009                                       216,790             232,961
       Heller Finl Inc                      7.5%   23 Aug 2002                                         230,238             232,355
       United States Treasury Notes         4.75%   15 Nov 2008                                        205,672             230,445
       GMAC Coml Mtg Sec Inc                6.42%   15 Aug 2008                                        216,583             230,349
       Quanta Services Inc                  Common Stock                                               231,776             230,141
       Marshall & Ilsley Corp               Common Stock                                               233,347             228,735
       Whole Foods Mkt Inc                  Common Stock                                               157,246             226,163
       Prologis TR                          Common Stock                                               208,628             224,725
       Bright Horizons Family Solut         Common Stock                                               239,725             224,675
       Advent Software Inc                  Common Stock                                               212,658             224,350
       Saxon Asset Secs TR                  7.205%   25 Sep 2030                                       219,983             224,055

                                                                            -33-


       Green Tree Finl Corp                 6.04%   01 Nov 2029                                      $ 221,977           $ 223,452
       Akamai Technologies                  Common Stock                                               393,550             223,263
       California Pizza Kitchen Inc         Common Stock                                               175,819             223,175
       Waste Mgmt Inc Del                   Common Stock                                               167,365             222,000
       Worldcom Inc GA                      6.4%   15 Aug 2005                                         212,515             221,430
       Zale Corp New                        Common Stock                                               280,235             220,875
       P F Changs China Bistro Inc          Common Stock                                               204,922             220,063
       Quantum Corp                         Common Stock                                               271,412             220,000
       Mercury Gen Corp New                 Common Stock                                               188,591             219,375
       Aeroflex Inc                         Common Stock                                               237,385             219,094
       Sipex Corp                           Common Stock                                               411,574             217,831
       Aspen Technology Inc                 Common Stock                                               295,751             216,125
       Continental Airls Pass Thru Tr       6.545%   02 Feb 2019                                       209,224             214,993
       Metlife Inc                          Common Stock                                               107,230             213,500
       Varian Inc                           Common Stock                                               204,054             213,413
       General Semiconductor Inc            Common Stock                                               412,291             213,125
       Input/Output Inc                     Common Stock                                               148,947             210,881
       Morgan Stanley Dean Witter           7.75%   15 Jun 2005                                        205,167             210,450
       Michael Stores Inc                   Common Stock                                               317,759             209,350
       Signet Helco TR                      1%   20 Jun 2004                                           208,967             208,617
       Vodafone Airtouch PLC                7.875%   15 Feb 2030                                       204,272             208,598
       Ontario Prov CDA                     7%   04 Aug 2005                                           208,678             208,584
       Read Rite Corp                       Common Stock                                               388,462             205,594
       Arqule Inc                           Common Stock                                               170,683             204,800
       Devry Inc Del                        Common Stock                                               176,319             203,850
       Firstmerit Corp                      Common Stock                                               182,172             203,181
       Telefonica Europe BV                 7.35%   15 Sep 2005                                        199,922             202,052
       Federal Natl Mtg Assn Remic          1%   25 Mar 2009                                           200,846             200,658
       Bank America Corp                    5.875%   15 Feb 2009                                       190,423             199,421
       Burlington Northn Santa Fe Corp      6.375%   15 Dec 2005                                       207,388             198,490
       Money Store TR                       7%   15 Apr 2028                                           196,059             197,562
       Advanta Mtg LN TR                    6.33%   25 Aug 2019                                        194,523             197,375
       Adaptec Inc                          Common Stock                                               433,419             196,800
       Bell South Cap Fdg Corp              7.875%   15 Feb 2030                                       191,170             195,913
       USX Marathon Group                   9.375%   15 Feb 2012                                       190,397             195,580
       Harrahs Oper Inc                     7.5%   15 Jan 2009                                         188,342             195,394
       Mentor Corp Minn                     Common Stock                                               181,875             195,000

                                                                            -34-


       Techne Corp                          Common Stock                                             $ 203,724           $ 194,738
       Sonus Networks Inc                   Common Stock                                               249,092             194,425
       Fleetwood Enterprises Inc            Common Stock                                               392,963             193,200
       Raytheon Co                          8.2%   01 Mar 2006                                         179,962             191,984
       Felcor Lodging Tr Inc                Common Stock                                               180,662             191,500
       Elantec Semiconductor Inc            Common Stock                                               299,519             191,475
       Lockheed Martin Corp                 7.25%   15 May 2006                                        192,835             190,981
       Intl Bk for Recon & Dev              7%   27 Jan 2005                                           183,099             188,100
       Electronic Arts                      Common Stock                                               176,394             187,550
       Pericom Semiconductor Corp           Common Stock                                               287,760             186,850
       Aztar Corp                           Common Stock                                               147,822             185,006
       Merrill Lynch & Co Inc               6%   17 Feb 2009                                           171,738             184,653
       Time Warner Entmt Co L P             7.25%   01 Sep 2008                                        180,242             183,957
       Federal Natl Mtg Assn                7.125%   15 Jun 2010                                       172,153             183,760
       Rock Tenn Co                         Common Stock                                               295,076             183,706
       Cognizant Technology Solutions       Class A                                                    154,515             181,563
       Insight Enterprises Inc              Common Stock                                               195,765             181,258
       Sprint Cap Corp                      6.9%   01 May 2019                                         211,445             180,475
       Keyspan Corp                         7.625%   15 Nov 2010                                       170,691             180,421
       Zoll Med Corp                        Common Stock                                               186,971             178,819
       Critical Path Inc                    Common Stock                                               290,306             178,350
       Cit Group Inc                        7.375%   15 Mar 2003                                       174,815             178,094
       Northwest Airls Corp                 Class A                                                    155,893             177,738
       Telefonica Europe BV                 7.75%   15 Sep 2010                                        174,381             177,205
       Fed Hm Ln PC  G10777                 9%   01 Jun 2010                                           179,767             176,111
       Alpharma Inc                         Class A                                                    223,242             175,500
       Scansource Inc                       Common Stock                                               194,934             175,500
       Apache Corp                          Common Stock                                               112,546             175,156
       Mapinfo Corp                         Common Stock                                               161,483             174,825
       Rockwell Intl Corp New               Common Stock                                               144,737             171,450
       Albertsons Inc                       Common Stock                                               194,254             169,600
       Verizon Global Fdg Corp              7.25%   01 Dec 2010                                        165,297             168,455
       Digital Lightwave Inc                Common Stock                                               372,440             164,775
       Energy East Corp                     7.75%   15 Nov 2003                                        159,704             164,299
       99 Cents Only Stores                 Common Stock                                               269,431             164,250
       Tollgrade Communications             Common Stock                                               344,597             164,250
       Virata Corp                          Common Stock                                               856,951             163,125

                                                                            -35-

       Residential Fdg Mtg Secs II          1%   20 Sep 2022                                         $ 161,350           $ 161,096
       FMAC Ln Recievables Tr               6.404%   24 Dec 2028                                       160,508             160,508
       Arvinmeritor Inc                     Common Stock                                               338,779             160,388
       Martin Marietta Corp                 6.5%   15 Apr 2003                                         156,726             160,043
       Biosite Diagnostics Inc              Common Stock                                               144,490             157,706
       Getty Images Inc                     Common Stock                                               197,100             156,800
       Visteon Corp                         Common Stock                                               201,457             156,400
       Cheesecake Factory                   Common Stock                                               139,285             156,225
       Art Technology Group Inc             Common Stock                                               163,573             155,869
       Caminus Corp                         Common Stock                                               225,016             153,450
       Mitchell Energy & Dev Corp           Class A                                                     85,088             153,125
       US West Cap Fdg Inc                  6.375%   15 Jul 2008                                       148,131             152,757
       Celgene Corp                         Common Stock                                               160,272             152,750
       Associates Corp North America        6.95%   01 Nov 2018                                        147,872             151,835
       Diversa Corp                         Common Stock                                               158,500             150,675
       Lyondell Chemical Co                 Common Stock                                               179,483             150,063
       Documentum Inc                       Common Stock                                               161,828             149,063
       Ford Mtr Cr Co                       5.75%   23 Feb 2004                                        149,363             146,108
       Accredo Health Inc                   Common Stock                                               121,166             145,544
       PPL Corp                             Common Stock                                                78,240             144,600
       Playtex Prods Inc                    Common Stock                                               177,100             144,375
       C&D Technologies                     Common Stock                                               186,511             142,519
       Federal Home Ln Mtg Corp             1%   15 Feb 2023                                           141,576             142,169
       Aurora Bioscience Corp               Common Stock                                               336,226             141,469
       Stanford Microdevices Inc            Common Stock                                               122,357             136,800
       Ryerson Tull Inc New                 Common Stock                                               259,589             135,094
       Ann Taylor Stores Corp               Common Stock                                               158,269             134,663
       Chase Manhattan Corp New             7%   15 Nov 2009                                           127,364             133,988
       Speechworks Intl Inc                 Common Stock                                               201,098             132,469
       Compucredit Corp                     Common Stock                                               293,524             132,313
       Millennium Chemicals Inc             Common Stock                                               198,569             132,313
       Carreker Corp                        Common Stock                                                64,600             132,050
       Avocent Corp                         Common Stock                                               200,272             130,302
       Radio One Inc                        Class A                                                    142,931             129,319
       Iona Technologies PLC                Common Stock                                               135,926             127,300
       Filenet Corp                         Common Stock                                               121,872             126,031
       US Dept Veteran Affairs Remic        1%   15 Sep 2022                                           179,899             125,873

                                                                            -36-


       Broadwing Inc                        Common Stock                                             $ 125,393           $ 123,188
       Supertex Inc                         Common Stock                                               151,393             122,547
       Telefonica Europe BV                 7.75%   15 Sep 2010                                        119,575             121,512
       Syngenta AG                          Common Stock                                                61,682             117,786
       Mobile Mini Inc                      Common Stock                                               107,314             117,300
       Ford Mtr Co Del                      6.375%   01 Feb 2029                                       118,640             117,270
       Benficial Home Equity Ln Tr          1%   28 Apr 2026                                           115,382             115,645
       Cost Plus Inc Calif                  Common Stock                                               113,172             114,563
       United States Treasury Bonds         7.875%   15 Feb 2021                                       115,397             114,525
       American Finl Group Inc Ohio         Common Stock                                                93,761             114,219
       International Paper Co               8.125%   08 Jul 2005                                       112,807             114,209
       CVS Corp                             Common Stock                                               101,489             113,881
       Webtrends Corp                       Common Stock                                               115,988             112,856
       Christopher & Banks Corp             Common Stock                                               149,807             112,750
       United States Treasury Notes         5.5%   31 May 2003                                         107,863             110,859
       Conoco Inc                           5.9%   15 Apr 2004                                         106,005             109,227
       Reliance Stl & Alum Co               Common Stock                                                88,210             107,663
       JNI Corp                             Common Stock                                               276,866             106,631
       Civic Bancorp                        Common Stock                                               105,747             105,840
       Pulte Corp                           Common Stock                                               109,454             105,469
       CEC Entmt Inc                        Common Stock                                                78,278             104,081
       Actel Corp                           Common Stock                                               180,445             104,006
       FNMA Pool    393419                  7%   01 Aug 2012                                           102,899             103,769
       General Mtrs Accep Corp              7.75%   19 Jan 2010                                         99,276             103,202
       United States Treasury Notes         6.25%   31 Jul 2002                                        100,094             101,391
       United States Treasury Notes         6.125%   31 Aug 2002                                       100,141             101,328
       United Rentals Inc                   Common Stock                                               161,993             100,781
       Education Mgmt Corp                  Common Stock                                                69,762             100,100
       E Bay Inc                            Common Stock                                               108,199              99,000
       Methode Electrs Inc                  Class A                                                    227,885              98,631
       FNMA Pool    252980                  7%   01 Jan 2030                                            94,314              97,603
       Spanish Broadcasting Sys Inc         Class A                                                    107,250              97,500
       Central Vt Public Service            Common Stock                                               115,248              95,672
       Cognex Corp                          Common Stock                                               154,770              95,138
       Merrill Lynch & Co Inc               1%   15 Jun 2021                                            96,543              94,098
       Compuware Corp                       Common Stock                                                91,886              93,750
       Lattice Semiconductor Corp           Common Stock                                               145,801              91,875

                                                                            -37-


       Jabil Circuit Inc                    Common Stock                                             $ 131,318            $ 91,350
       Business Objects S A                 Common Stock                                               139,014              90,600
       Photon Dynamics Inc                  Common Stock                                               250,782              90,000
       Hispanic Broadcasting Corp           Common Stock                                               104,755              89,250
       National Australia Bk Ltd            8.6%   19 May 2010                                          85,858              88,611
       Cooper Tire & Rubr Co                Common Stock                                               175,874              88,188
       Sprint Corp                          Common Stock                                               169,569              85,313
       Niku Corporation                     Common Stock                                               125,980              84,825
       Morgan Guaranty Trust Co of NY       1%   31 Dec 2000                                            82,014              82,014
       Aames Mortgage Trust                 1%   15 Jun 2028                                            77,174              77,010
       Harsco Corp                          Common Stock                                                62,400              74,063
       Linens N Things Inc                  Common Stock                                                77,736              71,825
       Barnes & Noble Inc                   Common Stock                                                69,373              71,550
       Oak Technology                       Common Stock                                               208,470              71,238
       Brush Ebgineered Matls Inc           Common Stock                                                87,491              70,656
       Curtiss Wright Corp                  Common Stock                                                40,214              69,750
       Russ Berrie & Co Inc                 Common Stock                                                68,208              67,600
       Vendee Mtg TR                        0%   15 Feb 2026                                            69,210              66,784
       Norfolk Southn Corp                  Common Stock                                               138,258              66,563
       US Dept Veteran Affairs Remic        1%   15 Sep 2024                                            69,803              64,837
       Schuler Homes Inc                    Common Stock                                                40,538              62,100
       Merix Corp                           Common Stock                                               188,319              61,525
       Bay View Cap Corp Del                Common Stock                                               247,391              61,250
       Dollar Tree Stores Inc               Common Stock                                                67,056              61,250
       Websense Inc                         Common Stock                                                81,935              60,900
       Firepond Inc                         Common Stock                                               147,362              56,625
       International Business Machs         5.375%   01 Feb 2009                                        53,757              55,503
       Integrated Silicon Solution          Common Stock                                               102,284              54,625
       Silicon Storage Technology Inc       Common Stock                                                75,137              51,975
       Corvis Corp                          Common Stock                                                75,600              50,006
       Mks Instrs Inc                       Common Stock                                                70,366              46,500
       Parametric Technology Corp           Common Stock                                                34,379              44,344
       Boston Scientific Corp               Common Stock                                                63,934              42,431
       PC Connection Inc                    Common Stock                                               117,217              41,500
       Concurrent Computer Corp             Common Stock                                               104,697              38,163
       Marsh & McLennan Cos Inc             Common Stock                                                35,347              35,100
       United States Treasury Notes         5.5%   28 Feb 2003                                          29,527              30,220

                                                                            -38-


       US Dept Veterans Affairs GTD         1%   15 Jun 2026                                          $ 38,662            $ 30,015
       Natural Microsystems Corp            Common Stock                                               123,238              29,625
       GNMA II  POOL  080094                1%   20 Jul 2027                                            29,412              29,584
       Aames Mortgage Trust                 Common Stock                                                27,857              27,857
       Hershey Foods Corp                   Common Stock                                                18,649              25,750
       Advanced Switching Comm Inc          Common Stock                                                87,956              24,863
       Aclara Biosciences Inc               Common Stock                                                68,230              20,663
       FNMA Pool    390375                  7%   01 Jul 2012                                            20,051              20,220
       US Dept Veteran Affairs Remic        1%   15 Jun 2024                                            20,193              19,867
       Freemarkets Inc                      Common Stock                                                18,081               9,500
       US Dept Veteran Affairs Remic        1%   15 Sep 2024                                            11,408               9,341
       Ralston Purina Co                    Common Stock                                                 5,065               5,225
       United Therapeutics Corp Del         Common Stock                                                 9,564               2,950
       Crescent Real Estate Equities        Common Stock                                                 1,978               2,225
       Lincoln Elec Hldgs Inc               Common Stock                                                 1,846               1,963
       Matrixone Inc                        Common Stock                                                 3,814               1,819
       Williams Communications Group        Common Stock                                                 1,165               1,175
                                                                                               ---------------     ---------------
                                                                                               $ 3,469,527,919     $ 3,988,957,330
                                                                                               ===============     ===============

  *    Party-in-Interest





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


                                                                       Exhibit 1
                                                                       ---------








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement (No. 33-59853) of Northrop Grumman Corporation on Form S-8 of our report dated June 27, 2001, appearing in this annual report on Form 11-K of the Northrop Grumman Savings and Investment Plan for the year ended December 31, 2000.



/s/ Deloitte & Touche LLP
--------------------------

Los Angeles, California
June 27, 2001


































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